NEWS

FOR RELEASE: 7:00 A.M. CT TUESDAY, NOVEMBER 5, 2002

CHARTER REPORTS THIRD QUARTER 2002 RESULTS

Demand for digital cable and high-speed data remains strong

ST. LOUIS - Charter Communications, Inc. (Nasdaq: CHTR) today reported third quarter 2002 revenue of approximately $1.179 billion and operating cash flow of approximately $497 million. Charter executives will discuss third quarter financial results and expectations for the remainder of the year in a conference call at 7:30 AM CT this morning.

Third Quarter Financial Highlights

Third quarter revenue increased approximately 13% to approximately $1.179 billion and operating cash flow increased approximately 9% to approximately $497 million for the third quarter of 2002 compared to 2001 pro forma results. Pro forma third quarter 2001 results treat the acquisition of properties serving some 21,600 customers in April 2002, and the acquisition of High Speed Access Corporation in February 2002, as if they had occurred on January 1, 2001.

Revenue for the third quarter of 2002 increased approximately 13%, and operating cash flow increased approximately 6% compared to historical third quarter 2001.

Revenue and operating cash flow growth resulted primarily from increased digital video and high-speed data customers, as well as increased customer prices, partially offset by a decline in analog video customers. "We're committed to growing each segment of our business. Our high-end services, digital video and high-speed data, are continuing to grow at solid rates, and we're improving the overall customer experience by bundling our products and pricing our services competitively," said Carl Vogel, President and CEO.

Demand For Advanced Services Continues

Charter's advanced broadband network passes nearly 12 million homes with the capability to deliver a wide range of television channels and programs, video on demand, high-speed data, home networking, and other interactive products and services. Charter added approximately 211,000 revenue generating units (RGUs) during the third quarter, fueled by a continued demand for digital video and high-speed data service. As of September 30, 2002, Charter Digital Cable® customers totaled approximately 2,528,000, or approximately 38% of Charter's video customer base, and Charter Pipeline® customers totaled approximately 1,055,000, or nearly 12% of high-speed data homes passed.

Deferred Tax Liability

Charter is consulting with its auditors, KPMG LLP (KPMG) to evaluate the accounting for deferred tax liabilities. The issue relates to differences between the book and tax bases of certain companies acquired by Charter in 1999, and would increase intangible assets by this amount. After recording this additional liability, adjustments to income tax expense in certain subsequent periods could be required.

This issue does not affect Charter's previously reported revenue, operating cash flow or current or past cash tax obligations. Accordingly, it is not expected to have any cash impact.

The third quarter 2002 financial information being presented in this release does not give any effect to the adjustments which would be required if the deferred tax liability account were established. Any adjustments that are deemed appropriate for the third quarter will not affect revenue or operating cash flow as reported in this release.

Looking Ahead

Charter expects revenue for the fourth quarter of 2002 to increase approximately 8% to 9% over fourth quarter 2001 pro forma results. Operating cash flow for the fourth quarter is expected to increase approximately 4% to 5% over the same prior year period pro forma results. Advertising revenue is expected to be approximately $20 million less in the fourth quarter of 2002 than the year ago period, primarily due to less advertising by programmers related to the launch of new channels. Excluding launch support advertising, revenue growth in the fourth quarter is expected to be between 11% and 12% and operating cash flow is expected to grow between 9% and 10%. Charter expects to add approximately 300,000 RGUs, comprised of basic, digital, telephony and cable modem customers, in the fourth quarter.

Charter expects 2002 annual revenue growth of between 11% and 12% and annual operating cash flow growth of between 9% and 10%. Charter expects to add a total of approximately 900,000 RGUs during 2002, despite the loss of analog customers. Annual capital expenditures are expected to be $2.350 billion, down $125 million from original guidance of $2.475 billion.

About Charter Communications

Charter Communications, A Wired World Company™, is among the nation's largest broadband communications companies, currently serving approximately 6.7 million customers in 40 states. Charter provides a full range of advanced broadband services to the home, including cable television on an advanced digital video programming platform marketed under the Charter Digital Cable® brand and high-speed Internet access via Charter Pipeline® .. Commercial high-speed data, video and Internet solutions are provided under the Charter Business NetworksTM brand. Advertising sales and production services are sold under Charter Media.

# # #

More information about Charter can be found at www.charter.com.

Detailed financial information is included in the attached addendum.

Charter will conduct a conference call to discuss their operating results on Tuesday, November 5, 2002 at 8:30 AM Eastern Time. The call will be available live via webcast at www.charter.com. The call will be available on the "Investor Center" portion of the website, via "About Us." Participants should go to the call link at least 10 minutes prior to the start time to register. The call will be archived on the website.

Cautionary Statement Regarding Forward-Looking Statements:

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial, including the statement under the caption "Looking Ahead." Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this news release may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimated," and "potential," among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release are set forth in reports or documents that we file from time to time with the United States Securities and Exchange Commission or the SEC, and include, but are not limited to:

  our ability to grow revenues and cash flow by offering advanced products and services;
  our ability to achieve free cash flow;
  our ability to maintain and grow the number of basic, digital and modem customers;
  the cost and availability of funding for anticipated capital expenditures for our upgrades, new equipment and facilities;
  our ability to support new advanced services through our plant technology upgrade;
  our ability to compete effectively in a highly competitive and changing environment;
  our ability to obtain programming as needed and at reasonable prices;
  our ability to continue to do business with existing vendors, particularly high-tech companies that do not have a long operating history;
  the results of the pending grand jury inquiry filed by the United States Attorney's Office for the Eastern District of Missouri, as well as other purported class action litigation against the company;
  general business conditions and economic uncertainty; and
  the effects of governmental regulation on our business and our ability to retain local franchises.

All forward-looking statements attributable to us or a person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no obligation to update any of the forward- looking statements after the date of this news release to conform these statements to actual results or to changes in our expectations.

CONTACTS:

Media: Andy Morgan 314.543.2217 amorgan@chartercom.com	Equity Analysts: Mary Jo Moehle 314.543.2397 mmoehle@chartercom.com	High Yield Analysts: Ralph Kelly 314.543.2388 rkelly@chartercom.com

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(DOLLARS IN THOUSANDS)

                                  Three Months Ended              Nine Months Ended
                                   September 30,                   September 30,
                                ----------------------          ----------------------
                                  Actual    Pro Forma             Actual    Pro Forma
                                   2002      2001 (a)   % Change   2002      2001 (a)   % Change
                                ----------  ----------  ------  ----------  ----------  --------
REVENUES:
   Analog video............... $  774,570  $  733,502          $2,306,107  $2,177,060
   Digital video..............    119,475      86,271             340,748     217,233
   Cable modem................     97,768      43,917             248,439     106,188
   Advertising sales..........     95,874      83,833             245,767     224,313
   Other......................     90,824      99,556             274,197     288,846
                                ----------  ----------          ----------  ----------
      Total revenues..........  1,178,511   1,047,079    12.6%  3,415,258   3,013,640      13.3%
                                ----------  ----------          ----------  ----------
OPERATING EXPENSES:
   Analog video programming...    267,143     238,337             794,730     709,998
   Digital video..............     41,736      27,329             117,690      67,404
   Cable modem................     40,807      40,338             114,728      99,309
   Advertising sales..........     22,378      17,177              63,006      50,260
   Service....................    103,762      87,165             285,349     242,523
   General and administrative.    153,415     141,865             464,243     420,180
   Marketing..................     36,885      22,611              80,746      67,097
   Corporate expenses.........     15,464      15,014              47,555      52,283
                                ----------  ----------          ----------  ----------
      Operating expenses......    681,590     589,836    15.6%  1,968,047   1,709,054      15.2%
                                ----------  ----------          ----------  ----------
      Operating cash flow (b). $  496,921  $  457,243     8.7% $1,447,211  $1,304,586      10.9%
                                ==========  ==========          ==========  ==========

(a) The pro forma results reflect all significant acquisitions and dispositions closed during 2002 and 2001, including systems acquired from AT&T Broadband on June 30, 2001 and the Enstar Limited Partnerships on April 10, 2002, as if the transactions closed on January 1, 2001. Pro forma revenues exceed actual revenues for the three and nine months ended September 30, 2001 by $3.2 million and $167.5 million, respectively. Actual operating cash flow (OCF) exceeds pro forma OCF for three months ended September 30, 2001 by $10.3 million and pro forma operating cash flow (OCF) exceeds actual OCF for nine months ended September 30, 2001 by $21.1 million. The unaudited pro forma financial information has been presented for comparative purposes and does not purport to be indicative of the consolidated results of operations had these transactions been completed as of the assumed date or which may be obtained in the future.

(b) Information concerning OCF has been included as it is used by certain investors as one measure of financial performance. OCF is not a measure of financial performance under accounting principles generally accepted in the United States and is not necessarily comparable to similarly titled measures used by other companies. OCF should not be construed as an alternative to operating income or to cash flows from operating activities as determined in accordance with accounting principles generally accepted in the United States.

Addendum to Charter Communications, Inc. Earnings Release
Period Ended September 30, 2002

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED COMPARATIVE QUARTERLY OPERATING STATISTICS
(DOLLARS IN THOUSANDS)

                                                                Three Months Ended          Nine Months Ended
                                                                  September 30,                September 30,
                                                            --------------------------  --------------------------
                                                                2002          2001          2002          2001
                                                            ------------  ------------  ------------  ------------
Pro Forma Operating Cash Flow Margin (a)..................         42.2%         43.7%         42.4%         43.3%
Capital Expenditures (dollars in thousands)............... $    584,948  $    794,353  $  1,698,850  $  2,156,613
Pro Forma Operating Cash Flow per Basic Customer (a)(b)... $      74.19  $      65.40  $     216.07  $     186.59
Capital Expenditures per Basic Customer (c)............... $      87.33  $     113.61  $     253.64  $     308.45

Free Cash Flow Calculation:

Historical Operating Cash Flow............................ $    496,921  $    467,542  $  1,447,211  $  1,283,525
Less:  Capital Expenditures...............................     (584,948)     (794,353)   (1,698,850)   (2,156,613)

Operating Free Cash Flow (d)..............................      (88,027)     (326,811)     (251,639)     (873,088)
Less:  Cash Change in Working Capital (e).................      (18,900)      (36,237)     (204,860)     (368,462)
Less:  Cash Paid for Interest.............................     (161,055)     (163,372)     (693,976)     (608,893)

Free Cash Flow (d)........................................ $   (267,982) $   (526,420) $ (1,150,475) $ (1,850,443)

(a) Refer to footnote (a) on page 1 of 3 of this addendum to the earnings release or details related to the nature of the pro forma information provided.

(b) Pro forma operating cash flow per pro forma basic customer is calculated by dividing pro forma operating cash flow during the respective period by pro forma basic customers as of the end of the period.

(c) Capital expenditures per basic customer represent capital expenditures during the respective period divided by basic customers as of the end of the period.

(d) Operating free cash flow and free cash flow are not measures of performance calculated in accordance with accounting principles generally accepted in the United States. However, we believe that operating free cash flow and free cash flow are useful in evaluating our performance based on liquidity, operating performance and leverage. Operating free cash flow and free cash flow should not be construed as alternatives to operating income as an indicator of our performance and may not be comparable to similarly titled measures used by other companies.

(e) Cash change in working capital is calculated based on the cash flow changes in current assets and current liabilities during the respective period, excluding changes related to interest.

Addendum to Charter Communications, Inc. Earnings Release
Period Ended September 30, 2002

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED SUMMARY OF OPERATING STATISTICS

                                                       Actual      Pro Forma     Pro Forma
                                                    September 30, December 31,  September 30
                                                        2002        2001 (a)      2001 (a)
                                                    ------------  ------------  ------------
Basic Analog Video
  Basic Homes Passed (b)..........................   11,972,600    11,537,900    11,521,500
  Basic Customers (c) (d).........................    6,697,900     6,975,300     6,991,700
  Penetration of Basic Homes Passed (e)...........         55.9%         60.5%         60.7%
  Average Monthly Revenue (for the quarter ended)
    per Basic Customer (as of quarter end)........ $      58.65  $      53.06  $      49.92

Digital Video
  Digital Homes Passed (b)........................   11,492,800    10,638,300    10,366,600
  Digital Customers (f)...........................    2,527,700     2,144,800     1,951,200
  Penetration of Digital Homes Passed (e).........         22.0%         20.2%         18.8%
  Penetration of Basic Customers (g)..............         37.7%         30.7%         27.9%
  Digital Set-Top Terminals Deployed..............    3,537,800     2,951,400     2,611,000

Data Services
  Cable Modem Homes Passed (b)....................    8,973,200     7,560,600     6,479,700
  Data Customers:
    Cable Modem Customers (h).....................    1,055,400       607,700       507,700
    Dial-up Customers.............................       15,800        37,100        38,200
                                                    ------------  ------------  ------------
      Total Data Customers........................    1,071,200       644,800       545,900
                                                    ============  ============  ============
  Penetration of Cable Modem Homes Passed (e).....         11.8%          8.0%          7.8%

Revenue Generating Units (i)
  Basic Customers (c) (d).........................    6,697,900     6,975,300     6,991,700
  Digital Customers (f) ..........................    2,527,700     2,144,800     1,951,200
  Cable Modem Customers (h) ......................    1,055,400       607,700       507,700
  Telephony Customers (j) ........................       19,700        16,100        16,300
                                                    ------------  ------------  ------------
      Total Revenue Generating Units..............   10,300,700     9,743,900     9,466,900
                                                    ============  ============  ============

  Customer Relationships (k) .....................    6,697,900     6,975,300     6,991,700

(a) The pro forma statistics reflect the acquisition of certain Enstar systems which closed during 2002 and the acquisition of telephony customers from AT&T on January 1, 2002 as if such transactions had occurred on December 31, 2001 and September 30, 2001, respectively.

(b) Homes passed represent the estimated number of living units, such as single residence homes, apartments and condominium units, passed by the cable television distribution network in a given cable system service area to which we offer the service indicated.

(c) As of September 30, 2002 and 2001, basic customers include: 1) approximately 50,300 and 16,800 customers (0.8% and 0.2% of total customers), respectively, who pay for cable modem service only; and 2) approximately 225,100 and 228,200 commercial customers, respectively, who are calculated on an equivalent bulk unit ("EBU") basis. EBU is calculated for a system by dividing the bulk rate charged to accounts in a system by the most prevalent rate charged to non-bulk residential customers in that system for the comparable tier of service. The EBU method of calculating basic customers is consistent with the methodology used in determining costs paid to programmers and has been consistently applied.

(d) On February 11, 2002, the Company announced that it would remove approximately 120,000 customers in the first quarter of 2002. This resulted principally from tightened credit and disconnect policies and procedures.

(e) Penetration represents the number of customers as a percentage of homes passed.

(f) Digital customers include all households that have one or more digital set-top terminals. Included in digital customers at September 30, 2002 and 2001 are 13,400 and 200 customers, respectively, that receive digital service directly through satellite transmission.

(g) Digital penetration of basic customers represents the number of digital customers as a percentage of basic customers.

(h) As of September 30, 2002 and 2001, cable modem customers include approximately 85,500 and 38,000 commercial customers, respectively, who are calculated on an equivalent modem unit ("EMU") basis. EMU is calculated for a system by dividing the aggregate commercial revenue for modem service by the average effective rate charged in that system for modem service to residential customers. We have utilized this methodology since 1999, as it conforms to the internal practices followed for operating and capital expenditure budgeting.

(i) Revenue generating units include the total of all primary analog video, digital video, cable modem and telephony customers, not counting additional outlets.

(j) Telephony customers include all households purchasing telephone service.

(k) Customer relationships include the number of customers that receive at least one level of service encompassing video, data and telephony services, without regard to which service(s) customers purchase.

Addendum to Charter Communications, Inc. Earnings Release
Period Ended September 30, 2002